EXHIBIT 10.1
Mr. Gary L. Jensen
1803 W. Canary Way
Chandler, AZ 85248
March 30, 2006
Re: Offer Confirmation
Dear Gary
This letter confirms the terms and conditions of Kitty Hawk Inc.’s offer of employment. It is purely intended to summarize the employment relationship and is absolutely not to be construed as an employment contract. Kitty Hawk, Inc. is an employment at will employer and the employment relationship can be terminated by either party with or without cause at their respective discretion.
Now with the formalities out of the way, I want to express how pleased we are that you have elected to join our executive team. The organization is very select when it comes to bringing in talent and you bring the right blend of strategic and tactical orientation into the position and all of us anticipate you being wildly successful.
The list below captures the points of discussion that were consummated yesterday and should be an accurate reflection of the major employment issues:

▪ Title:	Vice President, COO of Kitty Hawk Trucking

▪ Reports to:	President and CEO

▪ Date of hire:	April 17, 2006 or sooner

▪ Salary:	$200,000 per annum

▪ Stock options:	30,000 option shares and 16,500 RSU’s (subject to board approval and upon executive recommendation)`

▪ Bonus norm:	45%

▪ Benefits:	Effective date of hire

▪ 401 k:	Participation on the 1st of the quarter following ninety days

▪ Vacation:	(4) weeks

▪ Relocation:	company agrees to pay 5O% of the realtor fees and all closing costs on the sell end exclusive of any purchase incentives or extraordinary expense. Employee must consult team resources in advance of executing such a sale agreement so specific items can be confirmed as within the scope of this agreement.
All other fringe benefits, expense reimbursement and terms of employment shall be governed by the Team. Member Guide and the Company’s established policies and procedures.
Please feel comfortable calling me in the interim should questions arise or if you want greater amplification. Welcome to the Kitty Hawk family and feel free to identify us as your new employer if asked; should they decide to separate you immediately, we would love to bring you on board as early as this coming Monday.
I am here if you need anything. Cell: 214.403.9552
Respectfully,
Randy P. Smith
Kitty Hawk, Inc
Human Resources